U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of
1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

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1.   Name and Address of Reporting Person*

Ware                                 Ulysses                    Thomas
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   (Last)                            (First)              (Middle)

101 Marietta St., Suite 1070
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                                    (Street)

Atlanta                                 GA             30303
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   (City)                            (State)                (Zip)

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2.   Date of Event Requiring Statement (Month/Day/Year)

January 15, 2003

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3.   IRS Identification Number of Reporting Person, if an Entity
(Voluntary)

________________________________________________________________________
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4.   Issuer Name and Ticker or Trading Symbol

Group Management Corp.
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5.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [X]  Director                             [_]  10% Owner
     [X]  Officer (give title below)           [_]  Other (specify
below)

Chief Executive Officer
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6.   If Amendment, Date of Original (Month/Day/Year)

N/A
________________________________________________________________________
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7.   Individual or Joint/Group Filing  (Check applicable line)

     [X]  Form Filed by One Reporting Person

     [_]  Form Filed by More than One Reporting Person

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             Table I -- Non-Derivative Securities Beneficially Owned
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                                                                 3.
Ownership Form:
                                      2. Amount of Securities
Direct (D) or
1. Title of Security                     Beneficially Owned
Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            (Instr. 4)
(Instr. 5)            (Instr. 4)
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   Common Stock               1,250,000           Direct
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*    If the Form is filed by more than one  Reporting  Person,  see
Instruction
     5(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                            (Print of Type Responses)


(Over)
FORM 3 (continued)

              Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

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5. Owner-
                                                    3. Title and Amount
of Securities                      ship
                                                       Underlying
Derivative Security                      Form of
                         2. Date Exercisable           (Instr. 4)
Derivative
                            and Expiration Date     --------------------
-------------    4. Conver-        Security:
                            (Month/Day/Year)
Amount           sion or        Direct      6. Nature of
                         ----------------------
or               Exercise       (D) or         Indirect
                         Date       Expira-
Number           Price of       Indirect       Beneficial
1. Title of Derivative   Exer-      tion
of               Derivative     (I)            Ownership
   Security (Instr. 4)   cisable    Date            Title
Shares           Security       (Instr. 5)     (Instr. 5)
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N/A
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Explanation of Responses:

 /s/Ulysses Thomas Ware                                       January
29, 2003
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      **Signature of Reporting Person                             Date

**   Intentional misstatements or omissions of facts constitute Federal
Criminal
     Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this form, one of which must be manually signed.
       If space provided is insufficient, see Instruction 6 for procedure.

                            (Print of Type Responses)


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